Exhibit 10.10

Execution Version

WAIVER AND CONSENT

WAIVER AND CONSENT under the Credit Agreement referred to below, dated as of October 31, 2014 (this “Consent”), among THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), PUERTO RICANCARS, INC., a Puerto Rico corporation (“Puerto Ricancars” and, together with the Parent Borrower, the “Borrowers”), GELCO Corporation d/b/a GE Fleet Services (“GELCO”), as administrative agent, domestic collateral agent and PRUSVI collateral agent under the Credit Agreement referred to below (in such capacities, respectively, the “Administrative Agent”, the “Domestic Collateral Agent” and the “PRUSVI Collateral Agent”), and the other parties signatory hereto.

RECITALS

WHEREAS, the Borrowers have entered into that certain Credit Agreement, dated as of September 22, 2011 (as amended by the First Amendment, dated as of December 12, 2012 and as further amended, amended and restated, supplemented or otherwise modified (including pursuant to the Waiver and Consent referred to below) from time to time, the “Credit Agreement”) among the Borrowers, the Lenders from time to time party thereto, GELCO, as Administrative Agent, Domestic Collateral Agent and PRUSVI Collateral Agent, and the other financial institutions party thereto;

WHEREAS, the Borrowers, the Administrative Agent, the Domestic Collateral Agent and PRUSVI Collateral Agent are party to that certain Waiver and Consent, dated as of May 16, 2014 (as amended by the Extension of Waiver and Consent dated as of June 12, 2014 and the Amendment of Waiver and Consent dated as of September 24, 2014, the “Waiver and Consent”) pursuant to which the Lenders consented to extend the date for delivery of the Quarterly Financial Statements (as defined therein) and certain other information to the Extended Delivery Date (as defined therein) and granted the waivers specified therein until the Extension Date (as defined therein); and

WHEREAS, the Parent Borrower has requested that the Lenders consent to further extend the date for delivery of financial and other information for the first three fiscal quarters of 2014, the fiscal years ending December 31, 2013 and December 31, 2014 and the first fiscal quarter of 2015.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 2.                                           Waiver and Consent.

(a)                                 The Lenders hereby agree that, notwithstanding anything to the contrary in the Loan Documents, (i) the quarterly financial statements required to be delivered under Section 7.1(b) for the Parent Borrower’s fiscal quarters ended March 31, 2014, June 30, 2014, September

30, 2014 and March 31, 2015 (collectively, the “Quarterly Financial Statements”), (ii) the annual financial statements required to be delivered under Section 7.1(a) for the Parent Borrower’s fiscal year ended December 31, 2014 (the “THC Annual Financial Statements”) and (iii) the annual financial statements of Puerto Ricancars required to be delivered under Section 7.1(e) for the fiscal year ended December 31, 2013 (together with the Quarterly Financial Statements and the THC Annual Financial Statements, collectively, the “Financial Statements”), and in each case the certificates and other information required by Sections 7.1 and 7.2 to be delivered concurrently therewith, need not be delivered on or prior to June 30, 2015 (such date, the “Extended Delivery Date”).

(b)                                 So long as the Financial Statements and the certificates and other information required to be delivered in connection therewith to the Lenders under the Credit Agreement are delivered on or prior to the Extended Delivery Date, the Lenders hereby waive any existing or future Default, Specified Default or Event of Default that may arise directly or indirectly (i) as a result of or in connection with the failure to deliver any of the Financial Statements, such certificates or other information, or (ii) under Section 9(e) of the Credit Agreement in connection with any failure to file or deliver annual or quarterly reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act, the Financial Statements, or any financial statements or other financial information of the Parent Borrower or any of its Subsidiaries, in each case for the fiscal quarters ended March 31, 2014, June 30, 2014, September 30, 2014 and March 31, 2015 and for the fiscal years ended December 31, 2013 and December 31, 2014 (and any certificates and other information concurrently therewith) in accordance with any agreement or condition relating to any other Indebtedness, provided that this subclause (ii) shall not be applicable with respect to Indebtedness (x) in respect of which a Default Notice has been given to commence a grace period that will lapse prior to the Extended Delivery Date or to declare an occurrence of an event of default before notice of Acceleration may be delivered or (y) that has become due prior to its stated maturity.

(c)                                  The Lenders hereby waive, from the Effective Date until the earlier of the Extended Delivery Date and the 15th day following the first date on which all Financial Statements have been delivered (such earlier date, the “Extension Date”), any Default, Specified Default or Event of Default that may arise, directly or indirectly, as a result of or in connection with the Restatement, if any, or any action taken or any failure to take action while any such Default, Specified Default or Event of Default was continuing to the extent such action or failure to take action would have been permitted but for the existence of such Default, Specified Default or Event of Default, including without limitation any Default, Specified Default or Event of Default that may arise directly or indirectly (i) from any breach of the representations and warranties contained in Section 5.7 of the Credit Agreement or of any other representations and warranties contained in the Loan Documents, (ii) from any request for any Extension of Credit under the Credit Agreement after the occurrence and during the continuance of any such Default, Specified Default or Event of Default, (iii) from any failure to comply with any covenant or other obligation under Sections 7.1 and 7.2 of the Credit Agreement or with any other covenants and conditions in the Loan Documents and (iv) under Section 9(e) of the Credit Agreement (provided that this subclause (iv) shall not be applicable with respect to Indebtedness (x) in respect of which a Default Notice has been given to commence a grace period that will lapse prior to the Extension Date or to declare an occurrence of an event of default before notice of

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Acceleration may be delivered or (y) that has become due prior to its stated maturity) or otherwise under Section 9 of the Credit Agreement, in each case as a result of or in connection with the Restatement, if any.

Notwithstanding the foregoing, (x) for the avoidance of doubt, the foregoing provisions of this Section 2(c) shall not constitute a waiver of, and the Lenders do not hereby waive, any prepayment required under Section 4.4(b) of the Credit Agreement or any Event of Default under Section 9(a) or 9(g) of the Credit Agreement, in each case, whether or not any of the events or circumstances specified in this sub-paragraph (x) arose, directly or indirectly, as a result of or in connection with the Restatement, if any (y) the waiver in this Section 2(c) is a limited waiver for the period ending on the Extension Date and for the avoidance of doubt, after the Extension Date, unless otherwise waived, no such Default, Specified Default or Event of Default that arises directly or indirectly from the Restatement shall be deemed waived pursuant to this Section 2(c).  For purposes of this Consent, “Restatement” shall mean any restatement of one or more of the annual and quarterly financial statements (including the annual financial statements for the fiscal year ended December 31, 2011) of the Parent Borrower and its consolidated Subsidiaries delivered under the Credit Agreement or otherwise issued by the Parent Borrower from time to time prior to the date hereof and one or more financial statements or other financial information relating to any Subsidiary of the Parent Borrower.

(d)                                 For the avoidance of doubt, until the Extended Delivery Date (i) each Lender shall continue to honor notices for Borrowing delivered in compliance with the Credit Agreement notwithstanding the occurrence or continuation of the events described in this Section 2 and (ii) no Loan Party shall be required to deliver any notice pursuant to Section 7.7 of the Credit Agreement or otherwise in connection with the occurrence or continuation of the events described in this Section 2.

Section 3.                                           Conditions to Effectiveness of Consent.  This Consent shall become effective on the date (such date, if any, the “Effective Date”) on which the Administrative Agent shall have received this Consent executed and delivered by a duly authorized officer of the Borrowers and the requisite Lenders set forth in Section 11.1 of the Credit Agreement.

The Administrative Agent shall give prompt notice in writing to the Parent Borrower of the occurrence of the Effective Date.  Each Lender hereby authorizes the Administrative Agent to provide such notice and agrees that such notice shall be irrevocably conclusive and binding upon such Lender.

Section 4.                                           Effects on Loan Documents; Acknowledgement.

(a)                                 Except as expressly modified hereby, the Credit Agreement shall continue in effect in accordance with its terms.  Except as expressly set forth herein, this Consent (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Domestic Collateral Agent, PRUSVI Collateral Agent or the Loan Parties under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision

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of the Credit Agreement or any other Loan Document.  Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect as modified by this Consent and nothing herein can or may be construed as a novation thereof.  Each Loan Party reaffirms on the Effective Date its obligations under the Loan Documents to which it is party and the validity, enforceability and perfection of the Liens granted by it pursuant to the Security Documents.  This Consent shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as modified by this Consent.

(b)                                 For the avoidance of doubt, this Consent does not constitute an acknowledgement by the Parent Borrower or its Subsidiaries that a Restatement would result in a Default, Specified Default or Event of Default under the Loan Documents and the Parent Borrower and its Subsidiaries reserve all of their respective rights under the Loan Documents in connection therewith.

Section 5.                                           Expenses.  The Parent Borrower agrees to pay or reimburse the Administrative Agent for (1) all of its reasonable out-of-pocket costs and expenses incurred in connection with this Consent, any other documents prepared in connection herewith and the transactions contemplated hereby, and (2) the reasonable fees, charges and disbursements of Latham & Watkins LLP, as counsel to the Administrative Agent.

Section 6.                                           Counterparts.  This Consent may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Consent by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7.                                           Applicable Law.  THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 8.                                           Headings.  The headings of this Consent are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed and delivered by their respective duly authorized officers as of the date first above written.

THE HERTZ CORPORATION

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

PUERTO RICANCARS, INC.

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

GELCO CORPORATION D/B/A GE FLEET SERVICES,

As Lender, Administrative Agent, Domestic Collateral Agent and PRUSVI Collateral Agent

By:	/s/ Ken Moore
	Name:	Ken Moore
	Title:	SVP, Risk

LENDERS:

By signing below, you have indicated your consent to the Consent

Name of Institution:

BANK OF AMERICA, N.A.,
As Lender

	By:	/s/ Matthew T. O’Keefe
Name: Matthew T. O’Keefe
Title: Senior Vice President